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            [LETTER HEAD OF JEFFERSON PILOT FINANCIAL APPEARS HERE]



                                                       December 1, 1998



Jefferson Pilot Financial Insurance Company
One Granite Place
Concord, New Hampshire 03301

     RE:  JPF Separate Account C (the "Separate Account")
          ENSEMBLE SURVIVORSHIP LIFE


Gentlemen:

This opinion is furnished in connection with the filing of post-effective amendment No.3 to the registration statement of Jefferson Pilot Financial Insurance Company ("JP Financial") on Form S-6 ("Registration Statement") under the Securities Act of 1933 (the "Act") of interests in the Separate Account under its variable life insurance policies (collectively, the "Policies"). This opinion covers the survivorship flexible premium variable life insurance policy ("Ensemble Survivorship").

I am familiar with the terms of the Policies and the Registration Statement and Exhibits thereto. In my opinion:

     1. The illustrations of death benefits, accumulation value and cash value for the Policies in Appendix A of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies.

     The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to prospective purchasers of Policies for the age(s), gender(s), smoking status(es), and underwriting class(es) illustrated in Appendix A than to prospective purchasers of Policies for other age(s), gender(s), smoking status(es), and underwriting class(es). The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.
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Jefferson Pilot Financial Insurance Company
Page Two
December 1, 1998

     2. The illustrations of death benefits, accumulation value and cash value for the Policies, set forth in Appendix A of the prospectus, based on the net return of the twenty divisions of JPF Separate Account C and the assumptions stated with the example, are consistent with the provisions of the Policies.

     The illustrations in Appendix A have not been designed so as to make the relationship between premiums and benefits appear disproportionately more favorable to prospective purchasers of Policies for age(s), gender(s), smoking status(es) and underwriting class(es) illustrated in Appendix A than to prospective purchasers of Policies for other age(s), gender(s), smoking status(es) and underwriting class(es). Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

     3. The illustrations set forth in Appendix A of the prospectus contain both the current and guaranteed rates of cost of insurance charges to be used for those Policies.

     These rates have not been designed so as to make the relationship between current and guaranteed rates appear disproportionately more favorable to prospective purchasers of Policies for the age(s), gender(s), smoking status(es) and underwriting class(es) illustrated in Appendix A than to prospective purchasers of Policies for other age(s), gender(s), smoking status(es) and underwriting class(es). The particular illustrations shown were not selected for the purpose of making this relationship appear more favorable. Generally, the rates for non-smokers are lower than for smokers and the rates for females are lower than for males.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

                                    Sincerely,

                                    /s/ Richard Dielensnyder

                                    Richard Dielensnyder, FSA, MAAA
                                    Assistant Vice President and
                                    Product Actuary